Exhibit 5.1

1271 Avenue of the Americas |New York, NY 10020

blankrome.com

November 6, 2023

RetinalGenix Technologies Inc.

1450 North McDowell Boulevard, Suite 150

Petaluma, CA 94954

Re:	RetinalGenix Technologies Inc. Inc. Post-Effective Amendment 3 to Registration Statement on Form S-1

Dear Ladies and Gentlemen:

We have acted as U.S. securities counsel to RetinalGenix Technologies Inc. Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Post-Effective Amendment No. 3 to Registration Statement on Form S-1, File No. 333-262282 (the “Registration Statement”) filed on the date hereof relating to the registration by the Company of an aggregate of 1,230,795 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders named in the Registration Statement (the “Selling Stockholders”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the agreements pursuant to which the Shares were issued to the Selling Stockholders; (iii) resolutions adopted by the Board of Directors of the Company (the “Board”); (iv) the first amended and restated certificate of incorporation of the Company (the “Certificate of Incorporation”); (v) the bylaws of the Company (the “Bylaws”); and (vi) such other corporate records, agreements, certificates, including, but not limited to, certificates or comparable documents of public officials and of officers and representatives of the Company, statutes and other instruments and documents as we considered relevant and necessary as a basis for the opinions hereinafter expressed.

In rendering this opinion, we have assumed, without inquiry, (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies; (iii) the legal capacity of all natural persons and the genuineness of all signatures on the Registration Statement and all documents submitted to us; and (iv) that the books and records of the Company are maintained in accordance with proper corporate procedures.

Blank Rome LLP | blankrome.com

RetinalGenix Technologies Inc. Inc.

November 3, 2023

As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, we are of the opinion that the Shares are duly and validly issued, fully paid and non-assessable. We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations. This opinion is limited to the laws of the State of Delaware as in effect on the date hereof and we express no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. We also hereby consent to the use of our name as your counsel under “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ BLANK ROME LLP
BLANK ROME LLP

Blank Rome LLP | blankrome.com